Exhibit 99.1

Net Savings Link Announces
New Financial Make Over Program
To Be Given Away to First 100,000 Members.

CLEARWATER BEACH, Fla., March 24, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board CXLT - News), a company in the business of delivering discount cost savings deals to consumers throughout the United States, announced today the introduction of their new financial make over program that will be given away to the first 100,000 members.

Members currently sign up for free under the “Give Back to America Program” and they are anxious to save money on the same goods and services that they purchase every month such as groceries, dining out, insurance costs, vacations, monthly expenses, debt service and more.  As the member saves money, NetSavingsLink.com earns a commission from the respective vendor.  It might be $3 - $10 for simply filing out a 3 minute form to get a quote on lowering their insurance or purchasing something at one of the thousands of merchants on the website.  Net Savings Link is now going to reach out to each of its new members and actually “hold their hand” as they go through the website giving their family a “financial makeover:… from groceries, to lowering their cell phone bill, from auto insurance to handling their debt service.

David Saltrelli, President  & CEO of Net Savings Link said, “we can cost effectively contact each requesting member by telephone and actually assist members in cutting their recurring bills by an average of 40% while Net Savings Link at the same time earns hundreds of dollars in commissions per member.  It truly is a “win - win” situation… and an ever increasing value added proposition for our members as we continue to add and improve our savings choices and categories each and every month. “

The company delivers extensive cost savings benefits to the average U.S. family that are designed to save consumers thousands per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more. Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com